CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated April 15, 2010 and May 18, 2010 relating to the financial statements and financial highlights of John Hancock Growth Opportunities Fund and John Hancock Small Company Fund, respectively, appearing in the February 28, 2010 and March 31, 2010 Annual Report to Shareholders, respectively. We also consent to the references to us under the headings “Experts”, “Exhibit A — Agreement and Plan of Reorganization”, and “Exhibit B — Financial Highlights of the Funds” in such Registration Statement.
We hereby also consent to the incorporation by reference in the July 1, 2010 Statement of Additional Information constructing part of the Registration Statement on Form N-1A (the “July 1, 2010 Registration Statement”) of John Hancock Growth Opportunities Fund and John Hancock Small Company Fund of our reports dated April 15, 2010 and May 18, 2010, respectively, relating to the financial statements and financial highlights which appear in the February 28, 2010 and March 31, 2010 Annual Report to Shareholders, respectively, which are also incorporated by reference in the Registration Statement. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings,” “Financial Highlights” and “Independent Registered Public Accounting Firm” in the July 1, 2010 Registration Statement.
/s/ Pricewater Coopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 17, 2010